Exhibit 99.1

ALTRIA REPORTS 2009 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Altria’s 2009 reported diluted earnings per share up 6.1% to $0.35 in the fourth quarter and up 4.1% to $1.54 for the full-year, versus the prior-year periods

•	Altria’s 2009 adjusted diluted earnings per share up 5.4% to $0.39 in the fourth quarter and up 6.1% to $1.75 for the full-year, versus the prior-year periods

•	Cigarettes segment’s 2009 operating companies income up 5.5% to $5.3 billion on an adjusted basis and up 3.9% to $5.1 billion on a reported basis versus 2008

•	Copenhagen and Skoal’s combined fourth-quarter volume increased 7.8% versus the prior-year period, driven by the successful launch of Copenhagen Long Cut Wintergreen

•	Altria forecasts that 2010 reported full-year diluted earnings per share will increase to a range of $1.78 to $1.82

•

Altria forecasts that 2010 adjusted full-year diluted earnings per share will increase to a range of $1.85 to $1.89, representing a growth rate of 6% to 8% from an adjusted base of $1.75 per share in 2009

•	Altria is changing its dividend payout ratio target from approximately 75% to approximately 80% of adjusted earnings per share beginning with its next declared dividend

RICHMOND, Va. January 28, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) today announced 2009 fourth-quarter reported diluted earnings per share (EPS) increased 6.1% to $0.35 versus $0.33 in the prior-year period. Reported results reflect higher operating companies income (OCI) from cigarettes, cigars and financial services, as well as the OCI contribution from the UST LLC (UST) acquisition, lower corporate asset impairment and exit costs, and higher earnings from Altria’s equity investment in SABMiller plc (SABMiller), partially offset by higher interest expense, higher income taxes, and higher general corporate expenses versus the prior-year period. Altria’s adjusted 2009 fourth-quarter diluted EPS increased 5.4% to $0.39 versus $0.37 in the fourth quarter of 2008 as shown in Table 1 below.

Altria’s 2009 full-year reported diluted EPS from continuing operations increased 4.1% to $1.54 versus $1.48 in the prior-year period. Reported results reflect higher OCI from cigarettes, cigars and financial services, as well as the OCI contribution from the UST acquisition, lower corporate asset impairment and exit costs, higher earnings from Altria’s equity investment in SABMiller, and lower general corporate expenses. These factors were partially offset by higher interest expense and UST acquisition-related transaction costs. Altria’s 2009

6601 West Broad Street, Richmond, VA 23230

full-year adjusted diluted EPS from continuing operations increased 6.1% to $1.75 versus $1.65 in the prior-year period as shown in Table 1 below.

“Altria performed very well in last year’s challenging environment as it delivered strong adjusted earnings per share growth, which met our increased earnings guidance,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria.

“This result was driven by the solid performance of the four premium brands of Altria’s tobacco operating companies,” Mr. Szymanczyk said. “Marlboro displayed resiliency in an intensely competitive promotional environment, and we are also pleased with the strong retail share and volume growth of Copenhagen in the fourth quarter of 2009, behind the successful launch of Copenhagen Long Cut Wintergreen.”

Table 1 - Altria’s Adjusted Results Excluding Special Items

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Reported diluted EPS from continuing operations	$0.35	$0.33	6.1%	$1.54	$1.48	4.1%
Asset impairment, exit, integration and implementation costs	0.06	0.06		0.19	0.15
Gain on sale of corporate headquarters building	—	—		—	(0.12)
Loss on early extinguishment of debt	—	—		—	0.12
UST acquisition-related costs*	—	0.01		0.06	0.02
SABMiller special items	—	—		—	0.03
Tax items	(0.02)	(0.03)		(0.04)	(0.03)

Adjusted diluted EPS from continuing operations	$0.39	$0.37	5.4%	$1.75	$1.65	6.1%

*	Excludes asset impairment, exit and integration costs

Cost Management

Altria and its companies achieved $157 million in cost savings in the fourth quarter of 2009 and $398 million for the full year of 2009. Altria expects to achieve approximately $462 million in additional cost savings by 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

As part of its general corporate expense and selling, general & administrative (SG&A) cost reduction initiatives, Altria incurred pre-tax charges of $24 million in the fourth quarter of 2009 and $85 million for the full year of 2009, primarily related to employee separation costs, lease exit costs and the relocation of employees.

Philip Morris USA’s (PM USA) Manufacturing Optimization Program, which included the closure of its Cabarrus cigarette manufacturing facility in July 2009, is expected to deliver ongoing cost savings of $188 million by 2011. Altria incurred pre-tax charges of $74 million in the fourth quarter of 2009 and total pre-tax charges of $254 million for the full year of 2009 for exit and implementation costs primarily related to this initiative. Altria expects to incur pre-tax charges of approximately $100 million in 2010 related to this initiative.

Table 2 - Altria and its Operating Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved			Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 and 2008	Q1 - Q3 2009	Q4 2009	2011
General corporate expense and SG&A	$640	$241	$157	$274	$1,312
Manufacturing optimization program	—	—	—	188	188

Totals	$640	$241	$157	$462	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by 2011. UST integration costs savings are included in the general corporate expense and SG&A line item beginning in 2009.

UST Integration Update

The UST integration is substantially complete and within budget. Altria incurred pre-tax charges of $438 million in acquisition-related charges as well as restructuring and integration costs in 2009, which include pre-tax charges of $75 million in the fourth quarter of 2009. Altria expects to incur additional integration and restructuring charges of approximately $50 million in 2010. Altria expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010.

Dividend Payout Ratio

Altria is changing its dividend payout ratio target to approximately 80% of adjusted earnings per share beginning with its next declared dividend. The current dividend policy anticipates a payout ratio of approximately 75%. This change in the dividend payout ratio target reflects the underlying financial strength of the company, which includes its strong balance sheet. All future dividend payments remain subject to the discretion of Altria’s Board of Directors.

2010 Full-Year Guidance

The business environment for 2010 is likely to remain challenging, as adult consumers remain under economic pressure and face high unemployment. In addition, Altria’s tobacco operating companies continue to monitor competitive promotional activity, and expect that continuing state budget issues may lead to excise tax increase proposals in many states in 2010. Although Altria’s tobacco operating companies cannot predict what will happen with trade inventories in 2010, they believe that many of the significant changes that occurred in 2009 are likely one-time events as they were largely caused by significant external events or changes in the practices of Altria’s tobacco operating companies.

Altria forecasts that its 2010 full-year guidance for reported diluted EPS will be in the range of $1.78 to $1.82. This forecast includes estimated charges of $0.07 per share related to exit, integration and implementation costs, UST-acquisition related costs and SABMiller special items. Altria forecasts that its 2010 full-year guidance for adjusted diluted EPS will increase to a range of $1.85 to $1.89, representing a growth rate of 6% to 8% from an adjusted base of $1.75 per share in 2009. Due to PM USA’s profitable federal excise tax (FET) related pricing strategies last year, Altria expects the first and second quarters of 2010 to be more challenging for income growth comparison purposes than the back half of 2010. Altria expects adjusted earnings per share growth to build in the second half of the year.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. A reconciliation of Altria’s full-year forecasted reported and adjusted diluted earnings per share is shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items

	Full Year
	2010	2009	Change
Reported diluted EPS	$1.78 to $1.82	$1.54	16% to 18%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST-acquisition related costs*	0.01	0.06
Tax items	—	(0.04)
SABMiller special items	0.02	—

Adjusted diluted EPS	$1.85 to $1.89	$1.75	6% to 8%

* Excludes asset impairment, exit and integration costs

Altria also anticipates that in 2010 capital expenditures will be under $250 million, and ongoing depreciation and amortization will be approximately $300 million.

Conference Call

A conference call with the investment community and news media will be webcast on January 28, 2010 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. All references in this news release are to continuing operations, unless otherwise noted.

As a result of the spin-off of Philip Morris International Inc. (PMI) in the first quarter of 2008, our reported results reflect PMI as a discontinued operation for the year ended December 31, 2008. Revenues and OCI for PMI are therefore excluded from Altria’s continuing results.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced and distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

Altria’s Business Results

In the fourth quarter of 2009, Altria’s net revenues increased 29.2% to $6.0 billion, reflecting higher pricing related primarily to the FET increase on tobacco products, and the acquisition of UST. Operating income increased 20.2% to $1.2 billion, due primarily to higher OCI from cigarettes, cigars and financial services, as well as the OCI contribution from the UST acquisition, and lower corporate asset impairment and exit costs, partially offset by higher general corporate expenses, due primarily to the timing of expenditures. Net earnings attributable to Altria increased 6.8% to $725 million, due primarily to higher operating income, and higher earnings from Altria’s equity investment in SABMiller, partially offset by higher interest expense related to the debt issued in connection with the UST acquisition, and higher income taxes.

For the full year of 2009, Altria’s net revenues increased 21.7% to $23.6 billion, reflecting higher pricing related primarily to the FET increase on tobacco products, and the acquisition of UST. Operating income increased 11.9% to $5.5 billion, due primarily to higher OCI from cigarettes, cigars and financial services, as well as the OCI contribution from the UST acquisition, lower corporate asset impairment and exit costs, and lower general corporate expenses, partially offset by the gain in 2008 on the sale of the corporate headquarters building, UST acquisition-related transaction costs, and a reduction of a Kraft Foods Inc. receivable. Earnings from continuing operations increased 3.8% to $3.2 billion, due primarily to higher operating income, a loss in 2008 on the early extinguishment of debt in connection with the PMI spin-off, higher earnings from Altria’s equity investment in SABMiller, and lower income taxes, partially offset by higher interest expense related to the debt issued in connection with the UST acquisition. Net earnings attributable to Altria, which includes PMI as a discontinued operation in 2008, decreased 35.0% to $3.2 billion.

CIGARETTES

Business Results

The cigarettes segment’s results for the fourth quarter and the full year of 2009 were impacted by the April 1, 2009 FET increase on tobacco products. Net revenues for the three- and twelve-month periods increased 18.9% and 11.6%, respectively, versus the prior-year periods, due primarily to higher pricing related to the FET increase. Revenues net of excise taxes, and adjusted revenues net of excise taxes and contract volume manufactured for PMI in 2008 declined in both the fourth quarter of 2009 and the full year of 2009 versus the prior-year periods, due primarily to lower volume. Revenues for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues ($ in Millions)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Net Revenues	$5,373	$4,520	18.9%	$20,919	$18,753	11.6%
Excise taxes on cigarettes	(1,834)	(805)		(6,465)	(3,338)

Revenues net of excise taxes	3,539	3,715	(4.7)%	14,454	15,415	(6.2)%

Revenues for contract volume manufactured for PMI	—	(91)		—	(298)

Adjusted revenues net of excise tax/contract volume for PMI	$3,539	$3,624	(2.3)%	$14,454	$15,117	(4.4)%

In the fourth quarter of 2009, reported OCI for the cigarettes segment increased 2.9% versus the prior-year period to $1.2 billion, due primarily to higher list prices and cost savings, partially offset by lower volume.

For the full year of 2009, reported OCI for the cigarettes segment increased 3.9% versus the prior-year period to $5.1 billion, due primarily to higher list prices and cost savings, partially offset by lower volume and higher pre-tax charges related primarily to the previously announced closure of its Cabarrus manufacturing facility. Excluding exit and implementation costs, adjusted OCI increased in both the fourth quarter of 2009 and the full year of 2009 versus the prior-year periods by 2.8% and 5.5%, respectively, as shown in Table 5 below.

Table 5 - Cigarettes: OCI ($ in Millions)

	Fourth Quarter				Full Year
	2009	2008	Change		2009	2008	Change
Reported OCI	$1,153	$1,120	2.9%		$5,055	$4,866	3.9%
Exit and implementation costs	74	74			254	166

Adjusted OCI	$1,227	$1,194	2.8%		$5,309	$5,032	5.5%

Adjusted OCI margin*	34.7%	32.9%	1.8	pp	36.7%	33.3%	3.4	pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by adjusted revenues net of excise tax and contract volume manufactured for PMI.

PM USA’s domestic cigarette shipment volume for the fourth quarter and the full year of 2009 was negatively impacted by the FET increase, which occurred on April 1, 2009, a decline in trade inventories, as well as changes to PM USA’s pricing and promotional strategies on its portfolio brands.

In the fourth quarter of 2009, PM USA’s domestic cigarette shipment volume was 11.4% lower than the prior-year period, but was estimated to be down about 12% when adjusted for changes in trade inventories. Total cigarette industry volume was down an estimated 10% in the fourth quarter of 2009 versus the prior-year period when adjusted for changes in trade inventories.

For the full year of 2009, PM USA’s domestic cigarette shipment volume was 12.2% lower than the prior-year period, but was estimated to be down about 10.5% when adjusted for changes in trade inventories and calendar differences. Total cigarette industry volume was down an estimated 8% when adjusted for trade inventory changes and calendar differences. The difference in PM USA’s volume decline rate versus the total cigarette industry is due primarily to volume lost during the period of FET-related price gap dislocation, share losses on its portfolio brands, as well as higher trade inventory declines on PM USA’s brands. PM USA estimates that trade inventories for its cigarettes declined by 17% from the beginning to the end of the year. This decline disproportionately impacted PM USA’s high volume brands. PM USA’s cigarette volume performance is summarized in Table 6 below.

Table 6 - Cigarettes: Volume (Units in Billions)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Marlboro	30.9	34.1	(9.3)%	126.5	141.5	(10.6)%
Parliament	1.0	1.4	(31.2)%	4.0	5.5	(26.9)%
Virginia Slims	1.2	1.6	(21.9)%	5.2	6.3	(17.4)%
Basic	2.0	2.8	(28.8)%	9.2	12.1	(23.9)%
Other	1.1	0.9	8.8%	3.8	4.0	(6.8)%

Total Cigarettes	36.2	40.8	(11.4)%	148.7	169.4	(12.2)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, Duty Free and 2008 contract manufacturing for PMI; percent volume change calculation is based on units to the nearest million.

Marlboro’s retail share for the fourth quarter and the full year of 2009 declined 0.4 share points and 0.1 share point, respectively, versus the prior-year periods, driven primarily by higher levels of competitive promotional spending. Marlboro focused on maximizing its profitability by moderately spending targeted promotional money in response to heightened competitive spending, and grew its margins in the three- and twelve-month periods versus the prior-year periods. PM USA also reset the retail share positions of its other brands in the post-FET environment, which grew profitability, but contributed to PM USA’s total cigarette share declines for the fourth quarter and the full year of 2009. PM USA’s retail share performance is summarized in Table 7 below.

Table 7 - Cigarettes: Retail Share (Percent)

	Fourth Quarter				Full Year
	2009	2008	Change		2009	2008	Change
Marlboro	41.7	42.1	(0.4	)pp	41.8	41.9	(0.1	)pp
Parliament	1.4	1.8	(0.4	)pp	1.6	1.9	(0.3	)pp
Virginia Slims	1.8	1.9	(0.1	)pp	1.8	2.0	(0.2	)pp
Basic	3.1	3.8	(0.7	)pp	3.4	3.8	(0.4	)pp
Other	1.4	1.3	0.1	pp	1.3	1.3	0.0	pp

Total Cigarettes	49.4	50.9	(1.5	)pp	49.9	50.9	(1.0	)pp

Note: Effective in the first quarter of 2009, cigarettes segment retail share results are based on data from the Information Resources, Inc. IRI/Capstone Integrated Retail Panel, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail. This service was developed to provide a comprehensive measure of market share in retail outlets selling cigarettes similar to the previous service. Market share data for 2008 has been restated to reflect this service.

SMOKELESS PRODUCTS

Business Results

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through December 31, 2009 are included in Altria’s 2009 consolidated and segment results for the year ended December 31, 2009. In addition, the smokeless products segment includes PM USA’s smokeless products.

In the fourth quarter of 2009, net revenues for the smokeless products segment were $343 million, and revenues net of excise taxes were $317 million. For the full year of 2009, net revenues were $1.4 billion, and revenues net of excise taxes were $1.3 billion. Revenues for the smokeless products segment are summarized in Table 8 below.

Table 8 - Smokeless Products Revenues ($ in Millions)

	2009
	Fourth Quarter	Full Year
Net Revenues	$343	$1,366
Excise taxes	(26)	(88)

Revenues net of excise taxes	$317	$1,278

Reported OCI for the smokeless products segment for the fourth quarter and the full year of 2009 was negatively impacted by costs related primarily to the acquisition of UST. These costs consisted of employee separation costs, asset impairments, integration costs and inventory adjustments, as well as costs associated with PM USA’s smokeless products, and actions taken to enhance the value equation on USSTC’s moist smokeless tobacco (MST) brands. Excluding asset impairment, exit and integration costs, and inventory adjustments, adjusted OCI was $137 million in the fourth quarter of 2009 and $632 million for the full year of 2009 as shown in Table 9 below.

Table 9 - Smokeless Products OCI ($ in Millions)

	2009
	Fourth Quarter	Full Year
Reported OCI	$79	$381
Asset impairment, exit and integration costs	57	236
UST acquisition-related costs*	1	15

Adjusted OCI	$137	$632

*	Excludes asset impairment, exit and integration costs

In the fourth quarter of 2009, USSTC and PM USA’s combined smokeless products domestic shipment volume increased 3.6% versus the prior-year period. Copenhagen and Skoal’s combined fourth-quarter volume increased 7.8% versus the prior-year period, behind the strength of Copenhagen and its new Copenhagen Long Cut Wintergreen product, which was introduced in November of 2009.

For the full year of 2009, USSTC’s and PM USA’s combined smokeless products domestic shipment volume declined 2.4% versus the prior-year period, due primarily to changes in trade inventories. USSTC believes disproportionate trade inventory declines on its products were due to a number of factors, including the discontinuation of multi-can promotional deals and its Rooster brand, and the change in the shipping unit from ten to five can rolls.

After adjusting for trade inventory changes, pipeline volume for the expansion of Marlboro Snus and the discontinuation of USSTC’s Rooster brand, shipment volume for the three- and twelve-month periods was estimated to be up approximately 2% and 1%, respectively. USSTC believes that the smokeless category’s volume grew at an estimated rate of approximately 7% in 2009. USSTC’s and PM USA’s combined volume performance for smokeless products is summarized in Table 10 below.

Table 10 - Smokeless Products: Volume (Cans and Packs in Millions)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Copenhagen	77.9	67.7	15.1%	280.6	276.9	1.3%
Skoal	66.7	66.4	0.5%	265.4	271.8	(2.4)%

Copenhagen and Skoal	144.6	134.1	7.8%	546.0	548.7	(0.5)%
Red Seal/Other	23.7	28.5	(16.4)%	99.6	112.7	(11.5)%

Total Smokeless Products	168.3	162.6	3.6%	645.6	661.4	(2.4)%

Note: Other includes PM USA smokeless products. Volume includes cans and packs sold as well as promotional units, and excludes international volume. One pack of snus is equivalent to a can of MST. Volume from 2008 represents domestic volume shipped by USSTC prior to the UST acquisition. Additionally, full-year 2009 volume includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on units to the nearest thousand.

In the fourth quarter of 2009, USSTC and PM USA’s combined retail share of smokeless products increased 0.9 share points versus the third quarter of 2009. Copenhagen’s retail share grew 1.5 share points versus the third quarter of 2009 as the brand benefited from the introduction of Copenhagen Long Cut Wintergreen. Skoal’s retail share declined 0.2 share points versus the third quarter of 2009. The combined quarterly retail share performance for smokeless products is summarized in Table 11 below.

Table 11 - Smokeless Products: Retail Share (Percent)

	2009
	Fourth Quarter	Third Quarter	Change Fourth Quarter versus Third Quarter		Second Quarter	First Quarter
Copenhagen	24.7	23.2	1.5	pp	23.0	23.8
Skoal	23.4	23.6	(0.2	) pp	23.9	24.1
Red Seal/Other	6.6	7.0	(0.4	) pp	7.4	8.4

Total Smokeless Products	54.7	53.8	0.9	pp	54.3	56.3

Note: Other includes PM USA smokeless tobacco products. Retail share performance (full quarterly results) is based on data from Information Resources, Inc. (IRI), InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance. Smokeless Products is defined as moist smokeless and spit-less tobacco products. One pack of snus or other spit-less tobacco product is equivalent to a can of MST for share measurement purposes. It is IRI’s standard practice to periodically refresh their InfoScan syndicated services, which would restate retail share results that were previously released.

CIGARS

Business Results

The cigars segment’s financial and volume results for the fourth quarter and the full year of 2009 were impacted by the April 1, 2009 FET increase on tobacco products. In the fourth quarter of 2009, net revenues for the cigars segment increased 38.1% to $134 million, reflecting higher pricing primarily related to the FET increase. Revenues net of excise taxes for the cigars segment increased 6.2% to $86 million, due primarily to higher pricing.

For the full year of 2009, net revenues for the cigars segment increased 34.4% to $520 million, reflecting higher pricing and excise taxes, and revenues net of excise taxes increased 9.8% to $358 million, due primarily to higher pricing. Revenues for the cigars segment are summarized in Table 12 below.

Table 12 - Cigars: Revenues ($ in Millions)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Net Revenues	$134	$97	38.1%	$520	$387	34.4%
Excise taxes	(48)	(16)		(162)	(61)

Revenues net of excise taxes	$86	$81	6.2%	$358	$326	9.8%

In the fourth quarter of 2009, reported OCI for the cigars segment increased 2.8% versus the prior-year period to $37 million, due to higher pricing and lower integration costs, partially offset by higher costs for trade programs and new products. Adjusted OCI for cigars, which excludes integration costs, decreased 7.1% in the fourth quarter of 2009 versus the prior-year period to $39 million.

For the full year of 2009, reported OCI for the cigars segment increased 7.3% to $176 million versus the prior-year period, due primarily to higher pricing and lower integration costs, partially offset by higher costs for new trade programs and new products. Excluding integration costs, 2009 adjusted OCI for the cigars segment increased 1.6% to $185 million as shown in Table 13 below.

Table 13 - Cigars: OCI ($ in Millions)

	Fourth Quarter				Full Year
	2009	2008	Change		2009	2008	Change
Reported OCI	$37	$36	2.8%		$176	$164	7.3%
Integration costs	2	6			9	18

Adjusted OCI	$39	$42	(7.1)%		$185	$182	1.6%

Adjusted OCI margin*	45.3%	51.9%	(6.6	) pp	51.7%	55.8%	(4.1	) pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by revenues net of excise taxes.

In the fourth quarter of 2009, Middleton’s cigar volume decreased 2.7% versus the prior-year period to 303 million units, due primarily to trade inventory reductions. For the full year of 2009, Middleton’s cigar shipment volume declined 3.6% versus the prior-year period, due primarily to declines in trade inventories. Middleton believes that trade inventories declines on its products were due partially to the movement to the more efficient Altria Sales & Distribution system, which significantly reduced wholesale delivery lead times. After adjusting for changes in trade inventories, Middleton’s shipment volume was estimated to be up slightly for the full year of 2009. Middleton believes that the machine-made large cigars category’s growth slowed after the FET increase, resulting in a category that slightly declined. Middleton’s volume performance for cigars is summarized in Table 14 below.

Table 14 - Cigars: Volume (Units in Millions)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Black & Mild	296	301	(1.7)%	1,228	1,266	(3.0)%

Total Cigars	303	311	(2.7)%	1,259	1,307	(3.6)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Middleton achieved strong retail share results for the fourth quarter and the full year of 2009 behind the strength of its leading brand, Black & Mild. In the fourth quarter of 2009, Middleton achieved a 31.1% retail share of the machine-made large cigars segment, up 1.1 share points versus the prior-year period. Black & Mild’s fourth-quarter retail share increased 1.2 share points versus the prior-year period to 30.6% as it benefited from the introduction of Black

& Mild Wood Tip and Black & Mild Wood Tip Wine. For the full year of 2009, Black & Mild’s retail share increased 1.3 share points versus the prior-year period. Middleton’s retail share performance for cigars is summarized in Table 15 below.

Table 15 - Cigars: Retail Share (Percent)

	Fourth Quarter				Full Year
	2009	2008	Change		2009	2008	Change
Black & Mild	30.6	29.4	1.2	pp	29.9	28.6	1.3	pp

Total Cigars	31.1	30.0	1.1	pp	30.5	29.3	1.2	pp

Note: Effective with the first quarter of 2009, cigar retail share results are based on data from IRI, InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Machine-made large cigars is defined as cigars made by machine and typically sold in packages of less than 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. Market share data for 2008 has been restated to reflect this service. It is IRI’s standard practice to periodically refresh their InfoScan syndicated services, which would restate retail share results that were previously released.

WINE

Business Results

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through December 31, 2009 are included in Altria’s consolidated and segment results for the year ended December 31, 2009.

Net revenues for the wine segment were $132 million in the fourth quarter of 2009 and $403 million for the full year of 2009. In the fourth quarter of 2009, reported OCI for the wine segment was $21 million, which included UST acquisition-related and integration costs of $9 million. Excluding those costs, adjusted fourth-quarter OCI for the wine segment was $30 million. For the full year of 2009, reported OCI for the wine segment was $43 million, which included UST acquisition-related, integration and exit costs of $30 million. Excluding these costs, 2009 adjusted OCI was $73 million.

In the fourth quarter of 2009, Ste. Michelle’s wine shipment volume of 1.9 million cases was 2.2% lower than the prior-year period, due primarily to the timing of shipments around year-end 2008. Ste. Michelle suspended shipments during the first week of January 2009 to take inventory prior to the closing of the UST acquisition, and wholesalers built inventories in the last few weeks of 2008 in advance of this suspension.

For the full year of 2009, Ste. Michelle’s wine volume declined 2.1% to 6.0 million cases, due primarily to wholesale inventory reductions, and lower on-premise channel volume that includes restaurants and bars. Ste. Michelle’s volume performance for wine is summarized in Table 16 below.

Table 16 - Wine: Volume (Cases in Thousands)

	Fourth Quarter			Full Year
	2009	2008	Change	2009	2008	Change
Chateau Ste. Michelle	658	629	4.5%	2,034	1,931	5.3%
Columbia Crest	589	627	(6.0)%	1,968	2,137	(7.9)%
Other	670	705	(4.9)%	2,003	2,066	(3.1)%

Total Wine	1,917	1,961	(2.2)%	6,005	6,134	(2.1)%

Note: Volume from 2008 represents domestic volume shipped by Ste. Michelle prior to the UST acquisition. Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail volume, as measured by Nielsen Total Wine Database – U.S. Food & Drug (Nielsen), increased 7% in the fourth quarter of 2009 and 10% for the full year of 2009, versus the prior-year periods. The total wine industry’s retail volume for both the three- and twelve-month periods, as measured by Nielsen, increased 2% versus the prior-year periods.

FINANCIAL SERVICES

Business Results

In the fourth quarter of 2009, reported OCI for the financial services segment was $10 million, an increase of $36 million versus the prior-year period, due primarily to an increase to the allowance for losses in the fourth quarter of 2008. For the full year of 2009, reported OCI for the financial services segment increased $199 million versus the prior-year period to $270 million. These results reflect higher gains on asset sales, and a lower increase to the allowance for losses, partially offset by lower lease revenues as a result of lower investment balances.

The allowance for losses at the end of 2009 was $266 million, which reflects a net decrease of $38 million for the year, due primarily to a write-off of a lease related to Motors Liquidation Company, formerly known as General Motors Corporation, in the third quarter of 2009. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended September 30, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$6,014	$4,654	29.2%
Cost of sales (*)	2,049	1,985	3.2%
Excise taxes on products (*)	1,914	821	100%+

Gross profit	2,051	1,848	11.0%
Marketing, administration and research costs	659	663
Asset impairment and exit costs	92	55

Operating companies income	1,300	1,130	15.0%
Amortization of intangibles	4	2
General corporate expenses	66	40
Adjustment to third-party guarantee accrual	—	(10)
Corporate asset impairment and exit costs	30	100

Operating income	1,200	998	20.2%
Interest and other debt expense, net	283	140
Earnings from equity investment in SABMiller	(158)	(123)

Earnings before income taxes	1,075	981	9.6%
Provision for income taxes	349	302	15.6%

Net earnings	726	679	6.9%
Net earnings attributable to noncontrolling interests	(1)	—

Net earnings attributable to Altria Group, Inc.	$725	$679	6.8%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.35	$0.33	6.1%
Diluted earnings per share attributable to Altria Group, Inc.	$0.35	$0.33	6.1%

Weighted average diluted shares outstanding	2,073	2,067	0.3%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 7.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$5,373	$343	$134	$132	$32	$6,014
2008	4,520	—	97	—	37	4,654
% Change	18.9%	—	38.1%	—	(13.5)%	29.2%

Reconciliation:
For the quarter ended December 31, 2008	$4,520	$—	$97	$—	$37	$4,654

Operations	853	343	37	132	(5)	1,360

For the quarter ended December 31, 2009	$5,373	$343	$134	$132	$32	$6,014

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended December 31,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$1,153	$79	$37	$21	$10	$1,300
2008	1,120	—	36	—	(26)	1,130
% Change	2.9%	—	2.8%	—	100%+	15.0%

Reconciliation:
For the quarter ended December 31, 2008	$1,120	$—	$36	$—	$(26)	$1,130

Exit costs - 2008	53	—	—	—	2	55
Integration costs - 2008	—	—	6	—	—	6
Implementation costs - 2008	21	—	—	—	—	21

	74	—	6	—	2	82

Asset impairment and exit costs - 2009	(29)	(47)	—	—	(16)	(92)
Integration costs - 2009	—	(10)	(2)	(3)	—	(15)
Implementation costs - 2009	(45)	—	—	—	—	(45)
UST acquisition-related costs - 2009	—	(1)	—	(6)	—	(7)

	(74)	(58)	(2)	(9)	(16)	(159)

Operations	33	137	(3)	30	50	247

For the quarter ended December 31, 2009	$1,153	$79	$37	$21	$10	$1,300

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Years Ended December 31,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$23,556	$19,356	21.7%
Cost of sales (*)	7,990	8,270	(3.4)%
Excise taxes on products (*)	6,732	3,399	98.1%

Gross profit	8,834	7,687	14.9%
Marketing, administration and research costs	2,579	2,487
Asset impairment and exit costs	330	99

Operating companies income	5,925	5,101	16.2%
Amortization of intangibles	20	7
General corporate expenses	204	276
Reduction of Kraft receivable	88	—
UST acquisition-related transaction costs	60	—
Adjustment to third-party guarantee accrual	—	(10)
Gain on sale of corporate headquarters building	—	(404)
Corporate asset impairment and exit costs	91	350

Operating income	5,462	4,882	11.9%
Interest and other debt expense, net	1,185	167
Loss on early extinguishment of debt	—	393
Earnings from equity investment in SABMiller	(600)	(467)

Earnings from continuing operations before income taxes	4,877	4,789	1.8%
Provision for income taxes	1,669	1,699	(1.8)%

Earnings from continuing operations	3,208	3,090	3.8%
Earnings from discontinued operations, net of income taxes	—	1,901

Net earnings	3,208	4,991	(35.7)%
Net earnings attributable to non-controlling interests	(2)	(61)

Net earnings attributable to Altria Group, Inc.	$3,206	$4,930	(35.0)%

Amounts attributable to Altria Group, Inc. stockholders:
Earnings from continuing operations	$3,206	$3,090	3.8%
Earnings from discontinued operations	—	1,840

Net earnings attributable to Altria Group, Inc.	$3,206	$4,930	(35.0)%

Per share data (**):
Basic earnings per share:
Continuing operations	$1.55	$1.49	4.0%
Discontinued operations	—	0.88

Net earnings attributable to Altria Group, Inc.	$1.55	$2.37	(34.6)%

Diluted earnings per share:
Continuing operations	$1.54	$1.48	4.1%
Discontinued operations	—	0.88

Net earnings attributable to Altria Group, Inc.	$1.54	$2.36	(34.7)%

Weighted average diluted shares outstanding	2,071	2,084	(0.6)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 7.
(**)	Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Years Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$20,919	$1,366	$520	$403	$348	$23,556
2008	18,753	—	387	—	216	19,356
% Change	11.6%	—	34.4%	—	61.1%	21.7%

Reconciliation:
For the year ended December 31, 2008	$18,753	$—	$387	$—	$216	$19,356

Operations	2,166	1,366	133	403	132	4,200

For the year ended December 31, 2009	$20,919	$1,366	$520	$403	$348	$23,556

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Years Ended December 31,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$5,055	$381	$176	$43	$270	$5,925
2008	4,866	—	164	—	71	5,101
% Change	3.9%	—	7.3%	—	100%+	16.2%

Reconciliation:
For the year ended December 31, 2008	$4,866	$—	$164	$—	$71	$5,101

Exit costs - 2008	97	—	—	—	2	99
Integration costs - 2008	—	—	18	—	—	18
Implementation costs - 2008	69	—	—	—	—	69

	166	—	18	—	2	186

Asset impairment and exit costs - 2009	(115)	(193)	—	(3)	(19)	(330)
Integration costs - 2009	—	(43)	(9)	(6)	—	(58)
Implementation costs - 2009	(139)	—	—	—	—	(139)
UST acquisition-related costs - 2009	—	(15)	—	(21)	—	(36)

	(254)	(251)	(9)	(30)	(19)	(563)

Operations	277	632	3	73	216	1,201

For the year ended December 31, 2009	$5,055	$381	$176	$43	$270	$5,925

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,834	$805	$6,465	$3,338
Smokeless products	26	—	88	—
Cigars	48	16	162	61
Wine	6	—	17	—

	$1,914	$821	$6,732	$3,399

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,216	$1,282	$4,966	$5,475
Smokeless products	2	—	9	—
Cigars	1	1	5	4

	$1,219	$1,283	$4,980	$5,479

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$27	$—	$38	$—

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2009 Net Earnings	$725	$0.35
2008 Net Earnings	$679	$0.33
% Change	6.8%	6.1%

Reconciliation:
2008 Net Earnings	$679	$0.33

2008 Exit, integration and implementation costs	115	0.06
2008 UST acquisition-related costs	35	0.01
2008 Adjustment to third-party guarantee accrual	(6)	—
2008 Tax items	(58)	(0.03)

	86	0.04

2009 Asset impairment, exit, integration and implementation costs	(114)	(0.06)
2009 UST acquisition-related costs	(6)	—
2009 SABMiller special items	(7)	—
2009 Tax items	50	0.02

	(77)	(0.04)

Operations	37	0.02

2009 Net Earnings	$725	$0.35

2009 Net Earnings Adjusted For Special Items	$802	$0.39
2008 Net Earnings Adjusted For Special Items	$765	$0.37
% Change	4.8%	5.4%

Schedule 9

ALTRIA GROUP, INC.

and Subsidiaries

Continuing Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Years Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Continuing Earnings	Diluted E.P.S. (*)
2009 Continuing Earnings	$3,206	$1.54
2008 Continuing Earnings	$3,090	$1.48
% Change	3.8%	4.1%

Reconciliation:
2008 Continuing Earnings	$3,090	$1.48

2008 Exit, integration and implementation costs	338	0.15
2008 Gain on sale of corporate headquarters building	(263)	(0.12)
2008 Loss on early extinguishment of debt	256	0.12
2008 SABMiller special items	54	0.03
2008 UST acquisition-related costs	38	0.02
2008 Adjustment to third-party guarantee accrual	(6)	—
2008 Tax items	(58)	(0.03)

	359	0.17

2009 Asset impairment, exit, integration and implementation costs	(393)	(0.19)
2009 UST acquisition-related costs	(132)	(0.06)
2009 SABMiller special items	9	—
2009 Tax items	81	0.04

	(435)	(0.21)

Fewer shares outstanding	—	0.01
Operations	192	0.09

2009 Continuing Earnings	$3,206	$1.54

2009 Continuing Earnings Adjusted For Special Items	$3,641	$1.75
2008 Continuing Earnings Adjusted For Special Items	$3,449	$1.65
% Change	5.6%	6.1%

(*)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

Schedule 10

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$1,871	$7,916
Inventories	1,810	1,069
Deferred income taxes	1,336	1,690
Other current assets	756	401
Property, plant and equipment, net	2,684	2,199
Goodwill and other intangible assets, net	17,312	3,116
Investment in SABMiller	4,980	4,261
Other long-term assets	1,097	1,080

Total consumer products assets	31,846	21,732
Total financial services assets	4,831	5,483

Total assets	$36,677	$27,215

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$775	$135
Accrued settlement charges	3,635	3,984
Other current liabilities	3,582	3,023
Long-term debt	11,185	6,839
Deferred income taxes	4,383	351
Accrued postretirement health care costs	2,326	2,208
Accrued pension costs	1,157	1,393
Other long-term liabilities	1,248	1,208

Total consumer products liabilities	28,291	19,141
Total financial services liabilities	4,282	5,246

Total liabilities	32,573	24,387
Redeemable noncontrolling interest	32	—
Total stockholders’ equity	4,072	2,828

Total liabilities and stockholders’ equity	$36,677	$27,215

Total consumer products debt	$11,960	$6,974
Total debt	$11,960	$7,474